Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 29, 2008, relating to the consolidated financial statements and financial statement schedule of Lennar Corporation, and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Miami, Florida
June 25, 2008